Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-166425

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 13, 2010)

1,700,000 Shares

Common Stock

We are offering up to 1,700,000 shares of our common stock in this offering.

Our common stock is listed for trading on the Nasdaq Global Select Market under the symbol “MSEX.” The last sale price as reported on the Nasdaq Global Select Market on June 8, 2010, was $15.21 per share.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to 255,000 additional shares of common stock upon the same terms to cover over-allotments, if any.

Investing in our common stock involves risk. See “Risk Factors” on page S-5.

	Per Share	Total
Public offering price	$15.21	$25,857,000
Underwriting discounts and commissions	$0.60	$1,020,000
Proceeds, before expenses, to us	$14.61	$24,837,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Janney Montgomery Scott LLC, on behalf of the underwriters, expects to deliver the shares on or about June 11, 2010.

Janney Montgomery Scott

Edward Jones

The date of this prospectus supplement is June 8, 2010.

You should rely only on the information contained in, or incorporated by reference into, this document. We have not, and the underwriters have not, authorized anyone to give you different or additional information. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date after the respective dates of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date. This document is not an offer to sell, nor is it seeking an offer to buy shares of our common stock in any jurisdiction in which the offer or sale is not permitted.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, when we refer to “the Company,” “us,” “we,” or “ours,” we are describing ourselves, Middlesex Water Company, together with our subsidiaries.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to, updates and changes information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, including information about other types of offerings of our common stock that we may make under the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we reference in the section titled “Incorporation of Certain Information by Reference.” The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the Securities and Exchange Commission, or the SEC, may automatically update and supersede this information.

To avoid repeating information in this prospectus supplement that we have already filed with the SEC, we have incorporated by reference the filings (File No. 000-00422) listed below. This information is considered a part of this prospectus supplement. These documents are as follows:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;
•	Our Current Report on Form 8-K filed with the SEC on March 18, 2010;
•	Our Current Report on Form 8-K filed with the SEC on March 26, 2010;
•	Our Current Report on Form 8-K filed with the SEC on April 30, 2010;
•	Our Current Report on Form 8-K filed with the SEC on May 26, 2010;
•	Our Current Report on Form 8-K filed with the SEC on May 27, 2010; and
•	The items of our proxy statement on Schedule 14A for our 2010 Annual Meeting of Shareholders that have been incorporated by reference into our most recent Annual Report on Form 10-K.

All documents that we file after the date of the initial registration statement of which this prospectus supplement is a part pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the effectiveness of the registration statement as well as the date of this prospectus supplement and before the termination of the offering of our securities, shall be deemed to be incorporated by reference into this prospectus supplement. All future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus supplement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

S-ii

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement and in the documents incorporated by reference constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, as amended. Middlesex Water Company (the “Company”) intends that these statements be covered by the safe harbors created under those laws. These statements include, but are not limited to:

•	statements as to expected financial condition, performance, prospects and earnings of the Company;
•	statements regarding strategic plans for growth;
•	statements regarding the amount and timing of rate increases and other regulatory matters, including the recovery of certain costs recorded as regulatory assets;
•	statements as to the Company’s expected liquidity needs during the upcoming fiscal year and beyond and statements as to the sources and availability of funds to meet its liquidity needs;
•	statements as to expected rates, consumption volumes, service fees, revenues, margins, expenses and operating results;
•	statements as to the Company’s compliance with environmental laws and regulations and estimations of the materiality of any related costs;
•	statements as to the safety and reliability of the Company’s equipment, facilities and operations;
•	statements as to financial projections;
•	statements as to the ability of the Company to pay dividends;
•	statements as to the Company’s plans to renew municipal franchises and consents in the territories it serves;
•	expectations as to the amount of cash contributions to fund the Company’s retirement benefit plans, including statements as to anticipated discount rates and rates of return on plan assets;
•	statements as to trends; and
•	statements regarding the availability and quality of our water supply.

These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from anticipated results and outcomes include, but are not limited to:

•	the effects of general economic conditions;
•	increases in competition in the markets served by the Company;
•	the ability of the Company to control operating expenses and to achieve efficiencies in its operations;
•	the availability of adequate supplies of water;
•	actions taken by government regulators, including decisions on base rate increase requests;
•	new or additional water quality standards;
•	weather variations and other natural phenomena;
•	the existence of attractive acquisition candidates and the risks involved in pursuing those acquisitions;

S-iii

•	acts of war or terrorism;
•	significant changes in housing starts in Delaware;
•	the availability and cost of capital resources;
•	the ability to translate Preliminary Survey & Investigation charges into viable projects; and
•	other factors discussed elsewhere in this prospectus supplement.

Many of these factors are beyond the Company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which only speak to the Company’s understanding as of the date of this prospectus. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

For an additional discussion of factors that may affect the Company’s business and results of operations, see section entitled “Risk Factors”.

S-iv

SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement and accompanying prospectus and may not contain all of the information that is important to you. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the shares we are offering as well as information regarding our business and detailed financial data. You should read this prospectus supplement, the accompanying prospectus and any information incorporated by reference herein and therein in their entirety before making an investment decision.

The terms “Company,” “we,” “our,” and “us” refer to Middlesex Water Company and its subsidiaries, including Tidewater Utilities, Inc. (“Tidewater”), and Tidewater’s wholly-owned subsidiaries, Southern Shores Water Company, LLC (“Southern Shores”) and White Marsh Environmental Systems, Inc. (“White Marsh”), Tidewater Environmental Services, Inc. (“TESI”), Pinelands Water Company (“Pinelands Water”), Pinelands Wastewater Company (“Pinelands Wastewater”), Utility Service Affiliates, Inc. (“USA”), Utility Service Affiliates (Perth Amboy), Inc. (“USA-PA”), and Twin Lakes Utilities, Inc. (“Twin Lakes”). The term “you” refers to a prospective investor. The term “Middlesex System” refers to our central New Jersey water utility. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including especially the “Risk Factors” section, as well as the documents to which we have referred you in the section entitled “Where You Can Find More Information.”

Our Company

Middlesex Water Company has operated as a water utility in New Jersey since 1897, in Delaware, through our wholly-owned subsidiary, Tidewater, since 1992 and in Pennsylvania, through our wholly-owned subsidiary, Twin Lakes, since 2009. We are in the business of collecting, treating, distributing and selling water for domestic, commercial, municipal, industrial and fire protection purposes. We also operate a New Jersey municipal water and wastewater system under contract and provide wastewater services in New Jersey and Delaware through our subsidiaries. We are regulated as to the rates charged to customers for water and wastewater services, as to the quality of water service we provide and as to certain other matters. We are regulated in New Jersey by the New Jersey Board of Public Utilities (the “NJBPU”), in Delaware by the Delaware Public Service Commission (the “DEPSC”), and in Pennsylvania by the Pennsylvania Public Utilities Commission (the “PAPUC”). Only our USA, USA-PA and White Marsh subsidiaries are not regulated utilities.

Our Middlesex System provides water services to approximately 59,800 retail customers, primarily in central New Jersey. The Middlesex System also provides water service under contract to municipalities in central New Jersey with a total population of approximately 303,000. Through our subsidiary, USA-PA, we operate the water supply system and wastewater system for the City of Perth Amboy, New Jersey. Our other New Jersey subsidiaries, Pinelands Water and Pinelands Wastewater, provide water and wastewater services to residents in Southampton Township, New Jersey. Our USA subsidiary offers residential customers in New Jersey and Delaware a service line maintenance program called LinecareSM.

Our Delaware subsidiaries, Tidewater and Southern Shores, provide water services to approximately 33,200 retail customers in New Castle, Kent and Sussex Counties, Delaware. Our TESI subsidiary provides regulated wastewater service to approximately 1,900 residential retail customers in Delaware. Our White Marsh subsidiary serves an additional 7,200 customers under unregulated operating contracts with various owners of small water and wastewater systems in Kent and Sussex Counties.

Our Twin Lakes subsidiary provides water system services to 120 retail customers in Shohola, Pennsylvania.

Our Strategy

Our strategy is focused on four key areas:

•	Serve as a trusted and continually-improving provider of safe, reliable and cost-effective water, wastewater and related services.
•	Provide a comprehensive suite of water and wastewater solutions in the continually developing Delaware market that results in profitable growth.
•	Pursue profitable growth in our states of New Jersey and Delaware as well as in additional states.
•	Invest in products, services and other viable opportunities that complement our core competencies.

Corporate Information

Our executive offices are located at 1500 Ronson Road, Iselin, New Jersey 08830-3020. Our telephone number is (732) 634-1500 and our website is located at www.middlesexwater.com. The information on our website is not part of this prospectus.

The Offering

Common Stock offered by us
1,700,000 shares
Common Stock to be outstanding immediately after this offering(1)
15,292,770 shares
Nasdaq Global Select symbol
MSEX
Annualized dividend rate
$0.72 per share
Use of proceeds
We intend to use all of the net proceeds to reduce the balance of our outstanding short-term borrowings. See “Use of Proceeds.”
Risk Factors
Investing in our common stock involves risks. See “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2009 for a discussion of factors that you should consider before you decide to invest in shares of our common stock.

(1)	The shares of our common stock to be outstanding after the offering is based on 13,592,770 shares outstanding as of June 8, 2010.

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data for the periods indicated. The summary consolidated financial data as of March 31, 2010 and 2009, and for the three-month periods ended March 31, 2010 and 2009 have been derived from our unaudited financial statements which have been incorporated by reference in this prospectus supplement, and in the opinion of management, contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of March 31, 2010 and 2009, and the results of operations for the three-month periods ended March 31, 2010 and 2009. The summary consolidated financial data as of December 31, 2009, 2008 and 2007, and for each of the one-year periods ended December 31, 2009, 2008 and 2007 have been derived from our audited financial statements, which have been incorporated by reference in this prospectus supplement. The information set forth below should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements incorporated by reference in this prospectus supplement. Historical operating results are not necessarily indicative of results for any other period and operating results for the three months ended March 31, 2010, are not necessarily indicative of operating results which may be expected for the full year.

Income Statement Data:
	Three Months ended March 31,		Years ended December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
	(In thousands, except per share data)
Operating Revenues	$21,645	$20,583	$91,243	$91,038	$86,114
Operating Expenses	18,357	17,581	71,082	67,019	63,443
Interest Expense	1,424	1,392	6,750	7,057	6,619
Net Income	1,560	1,361	9,977	12,208	11,843
Earnings Applicable to Common Stock	1,508	1,309	9,769	11,990	11,595
Earnings Per Share of Common Stock:
Basic	$0.11	$0.10	$0.73	$0.90	$0.88
Diluted	$0.11	$0.10	$0.72	$0.89	$0.87
Dividends Paid Per Share of Common Stock	$0.1800	$0.1775	$0.7130	$0.7030	$0.6930
Average Number of Shares Outstanding:
Basic	13,538	13,413	13,454	13,317	13,203
Diluted	13,801	13,676	13,716	13,615	13,534

Balance Sheet Data:
	As of March 31,		As of December 31,
	2010	2009	2009	2008	2007
	(Unaudited)
	(In thousands)
Utility Plant-Net	$379,963	$364,813	$376,544	$359,527	$333,852
Total Assets	462,771	443,351	458,086	440,000	392,675
Long-Term Debt (excluding current portion)	133,832	124,351	124,910	118,217	131,615
Short-Term Debt	41,465	40,333	46,560	43,862	8,973
Common Equity	139,387	137,106	139,631	137,803	133,178

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risk factors incorporated by reference into this prospectus supplement under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended. You should also refer to the other information contained in or incorporated by reference in this prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we deem immaterial may also materially and adversely affect our business and operations. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

USE OF PROCEEDS

Based on the offering price of $15.21, we estimate that the net proceeds to us from this offering will be approximately $24.6 million ($28.3 million if the underwriters’ over-allotment is exercised in full), after the payment of assumed underwriting discounts and commissions and estimated offering expenses by us.

We expect to use all of the net proceeds to reduce the balance of our outstanding short-term borrowings, which consist of borrowings from PNC Bank, National Association ($20.0 million at 1.34% interest, with a rolling maturity date), Bank of America, N.A. ($14.0 million at 1.56% interest, with a rolling maturity date), and CoBANK, ACB ($4.0 million at 2.35% interest, with a rolling maturity date). These short-term borrowings were primarily incurred to finance our enterprise-wide capital program and satisfy our maturity obligations on a first mortgage bond. The capital program amounted to $19.3 million for the twelve months ended March 31, 2010 and the $15.0 million Series W first mortgage bond was retired in February 2009.

CAPITALIZATION

The following table sets forth, as of March 31, 2010, our capitalization on an actual basis and on an adjusted basis to give effect to the sale of the shares of common stock in this offering and the anticipated application of the estimated net proceeds of $24.6 million from this offering to repay short-term borrowings. This table should be read in conjunction with our Consolidated Financial Statements and the Notes to Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 that are incorporated by reference herein.

	As of March 31, 2010
	Actual	% of Capitalization	As Adjusted(3)	% of Capitalization
	(Unaudited) (In Thousands)
Common Stock Equity	$139,387	50.4%	$163,964	54.4%
Preferred Stock
Convertible	2,273	0.8%	2,273	0.8%
Nonredeemable	1,100	0.4%	1,100	0.4%
Long-Term Debt(1)	133,832	48.4%	133,832	44.4%
Total Capitalization	$276,592	100.0%	$301,169	100.0%
Short-Term Debt(2)	$41,465		$16,888

(1)	Excludes current maturities of long-term debt.
(2)	Includes current maturities of long-term debt.
(3)	As adjusted, assuming no exercise of the over-allotment option.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “MSEX.” On June 8, 2010 we had 1,946 common shareholders of record. The following table sets forth the range of sales prices of the common stock, as reported by the Nasdaq Global Select Market and dividends paid per share.

	High	Low	Quarterly Dividend Per Share
2010
Second Quarter (through June 8, 2010)	$18.70	$15.19	$0.1800
First Quarter	18.00	16.16	0.1800
2009
Fourth Quarter	$17.91	$14.74	$0.1800
Third Quarter	15.89	13.62	0.1775
Second Quarter	15.29	12.61	0.1775
First Quarter	17.71	11.64	0.1775
2008
Fourth Quarter	$17.93	$12.05	$0.1775
Third Quarter	18.52	15.68	0.1750
Second Quarter	19.23	16.59	0.1750
First Quarter	19.83	17.25	0.1750

The closing price of our common stock as reported on the Nasdaq Global Select Market on June 8, 2010 was $15.21 per share.

UNDERWRITING

Janney Montgomery Scott LLC and Edward D. Jones & Co., L.P. are the underwriters. Subject to the terms and conditions of an underwriting agreement dated June 8, 2010, the underwriters have agreed to purchase, and we have agreed to sell to the underwriters, the number of shares of common stock set forth opposite their respective names below at the public offering price less the underwriting discount on the cover page of this prospectus supplement.

Underwriters	Number of Shares
Janney Montgomery Scott LLC	1,530,000
Edward D. Jones & Co., L.P.	170,000
Total	1,700,000

The underwriting agreement provides that obligations of the underwriters to purchase the shares that are being offered are subject to the approval of certain legal matters by counsel to the underwriters and to certain other conditions. Each underwriter is obligated to purchase all of the shares of common stock set forth opposite its name above being offered by this prospectus supplement (other than shares of common stock covered by the over-allotment option described below) if it purchases any of such shares of common stock.

The underwriters propose to offer some of the shares of common stock to the public initially at the offering price per share shown on the cover page of this prospectus supplement and may offer shares to certain dealers at such price less a concession not in excess of $0.34 per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the public offering of the common stock, the public offering price and the concessions may be changed by the underwriters.

The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase the over-allotment shares:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriter discounts and commissions to be paid by us	$0.60	$0.60	$1,020,000	$1,173,000

We estimate that our out-of-pocket expenses for this offering, including the non-accountable expense allowance of $50,000 to be paid to the underwriters, will be approximately $260,000.

We have granted to the underwriters an option, exercisable for up to 30 days after the date of this prospectus supplement, to purchase up to 255,000 additional shares of common stock, at the same price per share as the public offering price, less the underwriting discounts and commissions shown on the cover page of this prospectus supplement. The underwriters may exercise such option only to cover over-allotments in the sale of the shares of common stock offered by this prospectus supplement. To the extent the underwriters exercise this option, each of the underwriters has a firm commitment, subject to certain conditions, to purchase a number of the additional shares of common stock proportionate to such underwriter’s initial commitment as indicated in the table above that lists the underwriters.

In connection with this offering and in compliance with applicable securities laws, the underwriters may over-allot (i.e., sell more shares of common stock than is shown on the cover page of this prospectus supplement) and may effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market. Such transactions may include making short sales and placing bids for the common stock or effecting purchases of the common stock for the purpose of pegging, fixing or maintaining the price of the common stock or for the purpose of reducing a short position created in connection with the offering. A short position may be covered by exercise of the over-allotment option described above in place of or in addition to open market purchases.

Additionally, the underwriters may engage in syndicate covering transactions, which involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option.

The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the shares of the common stock originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. The imposition of a penalty bid may have an effect on the price of the common stock to the extent that it may discourage resales of the common stock.

In connection with this offering, the underwriters, selling group members or their respective affiliates who are qualified market makers on the Nasdaq Global Select Market may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during the period prior to the pricing of the offering before the commencement of offers and sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of the common stock. In addition, we and the underwriters make no representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Each underwriter does not intend to confirm sales of the common stock to any accounts over which it exercises discretionary authority.

The underwriting agreement provides that our directors and executive officers will agree not to, directly or indirectly, sell or otherwise dispose of any of our common shares for a period of 90 days after the completion of this offering, without the prior written consent of Janney Montgomery Scott LLC, on behalf of the underwriters. Together, this group owns, prior to the offering, 3.9% of the outstanding common shares on June 8, 2010. We have also agreed to make no such sales during this period except in connection with the issuance of shares pursuant to our stock option plan for eligible employees, outside director stock compensation plan, and dividend reinvestment and common stock purchase plan.

We have agreed to indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters and their affiliates may from time to time in the future provide investment banking and other services to us for which they are expected to receive customary fees and commissions.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute this prospectus supplement and the accompanying prospectus electronically. The representative may agree to allocate a number of shares to the underwriters and selling group members for sale to their online brokerage accountholders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or selling group member is not part of this prospectus supplement or the accompanying prospectus.

EXPERTS

The consolidated financial statements of Middlesex Water Company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated by reference in this Prospectus Supplement have been so incorporated in reliance on the reports of ParenteBeard LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters in connection with the validity of the common stock offered hereby will be passed upon for us by Norris, McLaughlin & Marcus, P.A. Walter G. Reinhard, a member of the firm, is also one of our directors, and owned 3,324 shares of our common stock. Certain legal matters will be passed upon for the underwriters by Ballard Spahr LLP.

PROSPECTUS

5,000,000 Shares of
Common Stock

This prospectus relates to 5,000,000 shares of our common stock that we may sell from time to time in one or more offerings. This prospectus will allow us to issue and sell shares over time. We will provide a prospectus supplement each time we issue shares, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this document. You should read this prospectus and each applicable prospectus supplement carefully before you invest.

Our common stock is listed for trading on The Nasdaq Global Select Market under the symbol “MSEX”. On May 12, 2010, the last reported sale price for our common stock was $18.47 per share.

We may sell securities directly to you or through underwriters, dealers or agents. The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sale of these securities.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 3 of this prospectus.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2010.

i

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, sell common stock in one or more offerings under this registration statement. This prospectus provides you with a general description of the securities we may offer. Each time we sell any securities under this prospectus, we will provide a prospectus supplement filed with the SEC that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information” before you decide whether to invest in our securities.

The registration statement (including the exhibits) of which this prospectus is a part contains additional information about us and the securities we may offer under this prospectus. We may file certain other legal documents that will control the terms of the securities we may offer under this prospectus as exhibits to the registration statement or as exhibits to reports we file with the SEC. The registration statement and the reports can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only upon the information contained in, or incorporated into, this prospectus and the applicable prospectus supplement that contains specific information about the securities we are offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

The terms “Company” “we,” “our,” and “us” refer to Middlesex Water Company and its subsidiaries, including Tidewater Utilities, Inc. (“Tidewater”) (and Tidewater’s wholly-owned subsidiaries, Southern Shores Water Company, LLC (“Southern Shores”) and White Marsh Environmental Systems, Inc. (“White Marsh”)), Tidewater Environmental Services, Inc. (“TESI”), Pinelands Water Company (“Pinelands Water”) and Pinelands Wastewater Company (“Pinelands Wastewater” and, collectively with Pinelands Water, “Pinelands”), Utility Service Affiliates, Inc. (“USA”), Utility Service Affiliates (Perth Amboy) Inc., (“USA-PA”), and Twin Lakes Utilities, Inc. (“Twin Lakes”). The term “you” refers to a prospective investor. The term “Middlesex System” refers to our central New Jersey water utility. To understand the offering fully and for a more complete description of the offering you should read this entire document and the prospectus supplement carefully, including especially the “Risk Factors” section, as well as the documents to which we have referred you in the section entitled “Where You Can Find More Information.”

Our Company

Middlesex Water Company has operated as a water utility in New Jersey since 1897, in Delaware, through our wholly-owned subsidiary, Tidewater, since 1992 and in Pennsylvania, through our wholly-owned subsidiary, Twin Lakes, since 2009. We are in the business of collecting, treating, distributing and selling water for domestic, commercial, municipal, industrial and fire protection purposes. We also operate a New Jersey municipal water and wastewater system under contract and provide wastewater services in New Jersey and Delaware through our subsidiaries. We are regulated as to the rates charged to customers for water and wastewater services, as to the quality of water service we provide and as to certain other matters. Our issuances of equity securities are subject to the prior approval of the New Jersey Board of Public Utilities (the “NJBPU”) and require registration with the SEC, unless an exemption from registration is available. Our issuances of long-term debt securities are subject to the prior approval of the utility commissions by which the issuing subsidiary is regulated. Only our USA, USA-PA and White Marsh subsidiaries are not regulated utilities.

Our Middlesex System provides water services to approximately 59,800 retail customers, primarily in central New Jersey. The Middlesex System also provides water service under contract to municipalities in central New Jersey with a total population of approximately 303,000. Through our subsidiary, USA-PA, we operate the water supply system and wastewater system for the City of Perth Amboy, New Jersey. Our other New Jersey subsidiaries, Pinelands Water and Pinelands Wastewater, provide water and wastewater services to residents in Southampton Township, New Jersey. Our USA subsidiary offers residential customers in New Jersey and Delaware a service line maintenance program called LinecareSM.

Our Delaware subsidiaries, Tidewater and Southern Shores, provide water services to approximately 33,200 retail customers in New Castle, Kent and Sussex Counties, Delaware. Our TESI subsidiary provides regulated wastewater service to approximately 1,900 residential retail customers in Delaware. Our White Marsh subsidiary serves an additional 7,200 customers under unregulated operating contracts with various owners of small water and wastewater systems in Kent and Sussex Counties.

Our Twin Lakes subsidiary provides water system services to approximately 120 customers in Shohola, Pennsylvania.

Our Strategy

Our strategy is focused on four key areas:

•	Serve as a trusted and continually-improving provider of safe, reliable and cost-effective water, wastewater and related services.
•	Provide a comprehensive suite of water and wastewater solutions in the continually-developing Delaware market that results in profitable growth.
•	Pursue profitable growth in our core states of New Jersey and Delaware, as well as additional states.
•	Invest in products, services and other viable opportunities that complement our core competencies.

Recent Developments

Middlesex Rate Matters

On March 17, 2010, Middlesex’s application with the NJBPU seeking permission to increase its base rates was partially approved, granting an increase in annual operating revenues of 13.57%, or $7.8 million. The rate increase request was made to seek recovery of increased costs of operations, chemicals and fuel, electricity, taxes, labor and benefits, decreases in industrial and commercial customer demand patterns, as well as capital investment. The new rates are designed to recover these increased costs, as well as a return on invested capital in rate base of $180.3 million based on a return on equity of 10.30%.

Corporate Information

Our executive offices are located at 1500 Ronson Road, Iselin, New Jersey 08830-3020. Our telephone number is (732) 634-1500 and our website is www.middlesexwater.com. The information on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference into this prospectus under “Risk Factors” in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2009, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You should also refer to other information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement, including our financial statements and the related notes incorporated by reference herein. Additional risks and uncertainties not presently known to us at this time or that we currently deem immaterial may also materially and adversely affect our business and operations. In such case, the trading price of our securities could decline and you might lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and in the documents incorporated by reference herein constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). The Company intends that these statements be covered by the safe harbors created under those sections. These statements include, but are not limited to:

•	statements as to expected financial condition, performance, prospects and earnings of the Company;
•	statements regarding strategic plans for growth;
•	statements regarding the amount and timing of rate increases and other regulatory matters, including the recovery of certain costs recorded as regulatory assets;
•	statements as to the Company’s expected liquidity needs during the upcoming fiscal year and beyond and statements as to the sources and availability of funds to meet its liquidity needs;
•	statements as to expected rates, consumption volumes, service fees, revenues, margins, expenses and operating results;
•	statements as to the Company’s compliance with environmental laws and regulations and estimations of the materiality of any related costs;
•	statements as to the safety and reliability of the Company’s equipment, facilities and operations;
•	statements as to financial projections;
•	statements as to the ability of the Company to pay dividends;
•	statements as to the Company’s plans to renew municipal franchises and consents in the territories it serves;
•	expectations as to the amount of cash contributions to fund the Company’s retirement benefit plans, including statements as to anticipated discount rates and rates of return on plan assets;
•	statements as to trends; and
•	statements regarding the availability and quality of our water supply.

These forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from anticipated results and outcomes include, but are not limited to:

•	the effects of general economic conditions;
•	increases in competition in the markets served by the Company;
•	the ability of the Company to control operating expenses and to achieve efficiencies in its operations;
•	the availability of adequate supplies of water;
•	actions taken by government regulators, including decisions on base rate increase requests;
•	new or additional water quality standards;
•	weather variations and other natural phenomena;
•	the existence of financially attractive acquisition candidates and the risks involved in pursuing those acquisitions;
•	acts of war or terrorism;
•	significant changes in housing starts in Delaware;
•	the availability and cost of capital resources;
•	the ability to translate Preliminary Survey & Investigation charges into viable projects; and
•	other factors discussed elsewhere in this prospectus.

Many of these factors are beyond the Company’s ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which only speak to the Company’s understanding as of the date of this prospectus. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

For an additional discussion of factors that may affect the Company’s business and results of operations, see “Risk Factors.”

USE OF PROCEEDS

We will receive all of the net proceeds from the sale of shares of our common stock. Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our shares for general corporate purposes, which may include, among other things, reduction or refinancing of debt or other corporate obligations, the financing of capital expenditures and working capital.

The actual application of proceeds from the sale of shares of our common stock issued hereunder will be described in the applicable prospectus supplement relating thereto. Our management will have broad discretion in the allocation of net proceeds from the sale of any securities sold by us.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 40,000,000 shares of common stock, without par value, 134,472 shares of Preferred Stock, without par value, and 100,000 shares of Preference Stock, without par value. As of April 29, 2010, there were 13,566,281 shares of common stock outstanding, an aggregate of 31,873 shares of Preferred Stock outstanding in four separate series and no shares of Preference Stock outstanding. The issuance of the common stock offered hereby is subject to approval by the NJBPU.

The transfer agent for the common stock is Registrar and Transfer Company. Our outstanding common stock is traded on The Nasdaq Global Select Market under the symbol “MSEX”.

Certain New Jersey state laws and provisions in our Restated Certificate of Incorporation may deter or prevent a change in control of us and/or a change in management, even if desired by a majority of the shareholders.

The following is a brief summary of certain information relating to our common stock, Preferred Stock and Preference Stock. This summary does not purport to be complete and is intended to outline such information in general terms only.

Dividend Rights

Our Restated Certificate of Incorporation provides that whenever full dividends have been paid on the Preferred Stock and the Preference Stock outstanding for all past quarterly periods, the Board of Directors may declare and pay dividends on the common stock out of legally available funds.

The dividend rate for our varying classes of Preferred Stock is as follows: $7 per share per annum for the $7 Series Cumulative Preferred Stock, $4.75 per share per annum for the $4.75 Series Cumulative Preferred Stock, $7 per share per annum for the $7 Cumulative and Convertible Preferred Stock, and $8 per share per annum for the $8 Series Cumulative and Convertible Preferred Stock. As of the quarter ended March 31, 2010, all such dividends have been paid.

Voting Rights

Every holder of our common stock is entitled to one vote for each share held of record. Our Restated Certificate of Incorporation and By-laws provide for a Board of Directors divided into three classes of directors serving staggered three-year terms. A classified board has the effect of increasing the time required to effect a change in control of the Board of Directors. Our By-laws provide that nominations for directors must be (i) made in writing, (ii) received by the Secretary of the Company not less than 21 days prior to the date fixed for the meeting of shareholders and (iii) accompanied by the written consent of the nominee to serve as a director. In addition, the Restated Certificate of Incorporation provides that the By-laws may only be amended by shareholders if the holders of two-thirds or more of the issued and outstanding shares of common stock vote for the amendment. Our Restated Certificate of Incorporation also provides that shareholders may take action only at an annual or special meeting upon prior notice and pursuant to a vote.

No holder of Preferred Stock has any right to vote for the election of directors or, except as otherwise required by law, for any other purpose; provided, however, that if and whenever dividends on the outstanding Preferred Stock are in arrears in an amount equal to at least four quarterly dividends, the holders of the outstanding Preferred Stock of all series, voting as a class, are entitled, until all dividends in arrears are paid, to elect two members to the Board of Directors, which two members shall be in addition to the directors elected by the holders of the common stock. Holders of Preference Stock (none of which has been issued) will have such voting rights as are established by the Board of Directors, provided that such voting rights will not exceed or be superior to the voting rights of the holders of common stock. Whenever dividends on the outstanding Preference Stock are in arrears in an amount equal to at least four quarterly dividends, the holders of the outstanding Preference Stock of all series, voting as a class, are entitled, until all dividends in arrears are paid, to elect two members to the Board of Directors, which two members shall be in addition to the members elected by the holders of the common stock and by the holders of Preferred Stock. In addition, unless certain tests set forth in our charter are met, the consent of the holders of a majority of the outstanding shares of Preferred Stock of all series, voting as a class, is required for issuance or sale of any additional series of Preferred Stock or any class of stock ranking prior to or on a parity with Preferred Stock as to dividends or distributions. The consent of the holders of a majority in interest of the outstanding Preference Stock of all series, voting as a class, is required to create or authorize any stock ranking prior to Preference Stock as to dividends or in liquidation, or to create or authorize any obligation or security convertible into shares of any such stock, except that such consent is not required with respect to any increase in the number of shares of Preferred Stock which we are authorized to issue or with respect to the creation and establishment of any series of our Preferred Stock.

Convertibility

The conversion feature of the no par $7.00 Series Cumulative and Convertible Preferred Stock allows the holders of such shares of such Preferred Stock to exchange one convertible preferred share for twelve shares of our common stock. In addition, such may redeem up to 10% of the outstanding convertible stock in any calendar year at a price equal to the fair market value of twelve shares of our common stock for each share of convertible stock redeemed.

The conversion feature of the no par $8.00 Series Cumulative and Convertible Preferred Stock allows us to exchange one convertible share of such Preferred Stock for 13.714 shares of our common stock.

The other series of our Preferred Stock and the Preference Stock are not convertible into shares of common stock.

Liquidation Rights

Holders of common stock are entitled to share on a pro-rata basis, subject to the rights of holders of our First Mortgage Bonds, Preferred Stock and Preference Stock, in our assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up.

Restriction on Acquisitions

As a New Jersey corporation with its headquarters and principal operations in that state, we are a “resident domestic corporation” as defined in New Jersey’s Shareholder Protection Act (the “Act”). The Act bars any “business combination” as defined in the Act (generally, a merger or other acquisition transaction) with any person or affiliate of a person who owns 10% or more of the outstanding voting stock of a resident domestic corporation for a period of five years after such person first owns 10% or more of such stock, unless the “business combination” both is approved by the board of directors of the resident domestic corporation prior to the time that person acquires 10% or more of the resident domestic corporation’s voting stock and meets certain other statutory criteria.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

We have an Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “DRP”) under which (i) any person not currently a shareholder may purchase shares of common stock having an aggregate value of at least $500 and not more than $10,000, and (ii) any current shareholders may have cash dividends on all or a portion of their shares of common stock or Preferred Stock automatically reinvested in newly issued shares of common stock and may invest up to an additional $25,000 per quarter in newly issued shares of common stock. Under the DRP, we may permit the purchase of shares of common stock at ninety-five percent (95%) of market value for specified periods as announced by us from time to time. We last authorized the purchase of shares of common stock at ninety-five percent (95%) of market value during the period beginning February 1, 2010 and ending June 1, 2010. After June 1, 2010, the purchase of shares under the DRP will be made at one hundred percent (100%) of fair market value. No commission or service charge is paid by participants in connection with any of their purchases under the DRP. The cumulative amount of shares issued under the DRP as of April 29, 2010 is 1,841,759.

PLAN OF DISTRIBUTION

We may sell our securities from time to time directly to purchasers or through underwriters, dealers or agents, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may also issue these securities as compensation to such agents, underwriters or dealers for making sales of our securities. We may use these methods in any combination.

By Underwriters

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement and the offered securities will be acquired by the underwriters for their own account.
•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.
•	The underwriters will use this prospectus and the prospectus supplement to sell our securities.
•	We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities in connection with the distribution.

By Dealers

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.
•	The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.
•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

By Agents

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.
•	Unless indicated otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.
•	An agent may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

By Delayed Delivery Contracts

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when payment will be demanded and securities delivered under the delayed delivery contracts.
•	These delayed delivery contracts will be subject only to the conditions set forth in the prospectus supplement.
•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business for which they will receive compensation.

Representatives of the underwriters or agents through whom our securities are or may be sold may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate short covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters or agents to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate short covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

The maximum consideration or discount to be received by any Financial Industry Regulatory Authority, or FINRA, member or independent broker dealer will not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters in connection with the validity of the common stock offered hereby will be passed upon for us by Norris, McLaughlin & Marcus, P.A. Walter G. Reinhard, a member of the firm, is also one of our directors, and owns 3,052 shares of our common stock.

EXPERTS

The consolidated financial statements of Middlesex Water Company as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of ParenteBeard LLC, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy these reports, proxy statements, and other information at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s web site at www.sec.gov. In addition, you can read and copy our SEC filings at the office of the Financial Industry Regulatory Authority, Inc. at 1735 K Street, Washington, DC 20006.

We make available free of charge through our Internet website at www.middlesexwater.com, our Annual Reports on Form 10-K, Proxy Statements, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

This prospectus is a part of a Registration Statement on Form S-3 (which, together with all exhibits filed along with it, will be referred to as the “Registration Statement”) which we filed with the SEC to register the securities we will be offering. Certain information and details which may be important to specific investment decisions may be found in other parts of the Registration Statement, including its exhibits, but are left out of this prospectus in accordance with the rules and regulations of the SEC. To see more detail, you may wish to review the Registration Statement and its exhibits. Copies of the Registration Statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which already have been filed with the SEC, and certain information we may file in the future will automatically update and take the place of information already filed. The following documents are incorporated by reference: (a) our Annual Report on Form 10-K for the year ended December 31, 2009 filed on March 8, 2010; (b) our Current Report on Form 8-K filed on March 18, 2010; (c) our Current Report on Form 8-K filed on March 26, 2010; (d) our Current Report on Form 8-K filed on April 30, 2010; (e) our Quarterly Report on Form 10-Q filed on May 6, 2010; and (f) the portions of our proxy statement on Schedule 14A for our 2010 Annual Meeting of Shareholders that have been incorporated by reference into our most recent Annual Report on Form 10-K.

In addition to the documents already filed, all reports and other documents which we file in the future with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, while the registration statement of which this prospectus is a part remains effective, shall also be incorporated by reference in this prospectus.

You may request a copy of any of these filings. Such requests should be directed to: Mr. Kenneth J. Quinn, Vice President, General Counsel, Secretary and Treasurer, Middlesex Water Company, 1500 Ronson Road, Iselin, New Jersey 08830, Phone No. (732) 634-1500. You will not be charged for these copies unless you request exhibits, for which we will charge you a nominal fee. However, you will not be charged for exhibits in any case where the exhibit you request is specifically incorporated by reference into another document which is incorporated by this prospectus.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus supplement and accompanying prospectus is current as of the respective dates of the documents containing the information.